Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Nos. 333-132370 and 333-132370-01

Equity First

Performance First

OFFERING SUMMARY

(Related to the Pricing Supplement, No. 2008-MTNDD296 Subject to Completion, Dated July 1, 2008)

CITIGROUP FUNDING INC.

Medium-Term Notes, Series D

Any Payments Due from Citigroup Funding Inc.

Fully and Unconditionally Guaranteed by Citigroup Inc.

Equity LASERSSM

Based Upon the Common Stock of Wal-Mart Stores, Inc.

Due 2009

$10 per Equity LASERS

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus and related prospectus supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and related prospectus supplement in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and related prospectus supplement by calling toll-free 1-877-858-5407.

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

July 1, 2008

2	LASERS

Equity LASERSSM

Based Upon the Common Stock of

Wal-Mart Stores, Inc.

Due             , 2009

This offering summary represents a summary of the terms and conditions of the Equity LASERS. We encourage you to read the pricing supplement and accompanying prospectus supplement and prospectus related to this offering. Capitalized terms used in this offering summary are defined in the “Preliminary Terms” below.

Overview of the Equity LASERS

The Equity LeAding StockmarkEt Return Securities (the “Equity LASERS”) Based Upon the Common Stock of Wal-Mart Stores, Inc. are investments linked to the common stock of Wal-Mart Stores, Inc. (“Wal-Mart”) that offer a potential return at maturity based upon an enhanced upside participation in any increase in the closing price of the shares of Wal-Mart common stock (the “Underlying Shares”) from the Pricing Date to the Valuation Date, subject to the Maximum Total Return. In some circumstances, the Equity LASERS provide full protection against a decline of less than 25% in the closing price of the Underlying Shares from the Pricing Date to the Valuation Date. In other circumstances, the Equity LASERS do not provide any protection against a decline in the closing price of the Underlying Shares from the Pricing Date to the Valuation Date. The Equity LASERS are not principal protected and do not pay periodic interest. The Equity LASERS have a maturity of approximately fifteen months and are issued by Citigroup Funding Inc. Some key characteristics of the Equity LASERS include:

O

Limited Downside Protection and Limited Enhanced Upside Participation. If the Ending Price of the Underlying Shares is greater than the Starting Price, at maturity you will receive, for each Equity LASERS you then hold, an amount in cash equal to $10 plus $10 multiplied by approximately 300% (to be determined on the pricing date) of Wal-Mart common stock’s percentage appreciation, subject to the Maximum Total Return on the Equity LASERS of approximately 16% to 20% (approximately 12.80% to 16.00% per annum on a simple interest basis) (to be determined on the Pricing Date). If the Ending Price of the Underlying Shares is less than or equal to the Starting Price AND if the trading price of the Underlying Shares is greater than approximately 75% (to be determined on the Pricing Date) of the Starting Price on every Trading Day from the Pricing Date up to and including the Valuation Date (whether intra-day or at the close of trading on any day), at maturity you will receive $10 in cash for each Equity LASERS you then hold. If the Ending Price of the Underlying Shares is less than or equal to the Starting Price AND if the trading price of the Underlying Shares is less than or equal to approximately 75% (to be determined on the Pricing Date) of the Starting Price on any Trading Day from the Pricing Date up to and including the Valuation Date (whether intra-day or at the close of trading on any day), at maturity you will receive a certain number of shares of Wal-Mart common stock equal to the Equity Ratio (or if you elect, the cash value of those shares) for each Equity LASERS you then hold. In this latter case the value of the shares you receive at maturity will be less than your initial investment of $10 per Equity LASERS and your investment will result in a loss, except in very limited circumstances.

O

No Periodic Payments. The Equity LASERS do not offer current income, which means that you will not receive any periodic interest or any other periodic payments on the Equity LASERS. You will also not receive any dividend payments or other distributions, if any, made on the Underlying Shares prior to maturity.

LASERS	3

O

No Principal Protection. While the Equity LASERS provide limited protection against the decline in the price of the Underlying Shares, the Equity LASERS are not principal protected. If the Ending Price of the Underlying Shares is less than or equal to the Starting Price AND the trading price of the Underlying Shares is less than or equal to approximately 75% (to be determined on the Pricing Date) of the Starting Price on any Trading Day from the Pricing Date up to and including the Valuation Date (whether intra-day or at the close of trading on any day), at maturity you will receive a certain number of shares of Wal-Mart common stock equal to the Equity Ratio (or if you elect, the value of those shares in cash). The value of these shares will be less than the principal amount of your investment in the Equity LASERS, except in very limited circumstances. This will be true even if the Ending Price of the Underlying Shares exceeded the Starting Price at one or more times over the term of the Equity LASERS.

The Equity LASERS are a series of unsecured senior debt securities issued by Citigroup Funding. Any payments due on the Equity LASERS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company. The Equity LASERS will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding, and as a result of the guarantee, any payments due under the Equity LASERS at maturity will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc. The return of the principal amount of your investment in the Equity LASERS at maturity is not guaranteed.

Types of Investors

The Equity LASERS may be an attractive investment for investors seeking an equity-linked security providing limited enhanced upside exposure with limited downside protection. Such investors may include:

O

Investors looking for potential enhanced upside exposure to shares of Wal-Mart common stock, subject to a maximum total return on the Equity LASERS of approximately 16% to 20% (approximately 12.80% to 16.00% per annum on a simple interest basis) (to be determined on the Pricing Date)

O	Investors willing to accept downside exposure to shares of Wal-Mart common stock with limited or no protection against loss

O	Investors who seek to add an equity-linked investment to further diversify their portfolio

Commissions and Fees

Citigroup Global Markets Inc., an affiliate of Citigroup Funding and the underwriter of the sale of the ELKS, will receive an underwriting fee of $0.225 for each $10 Equity LASERS sold in this offering. Certain dealers, including Citicorp Financial Services Corp., Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, broker-dealers affiliated with Citigroup Global Markets, will receive not more than $0.200 from this underwriting fee for each Equity LASERS they sell. Financial Advisors employed by Smith Barney, a division of Citigroup Global Markets, will receive a fixed sales commission of $0.200 from this underwriting fee for each Equity LASERS they sell. Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the Equity LASERS declines. You should refer to “Key Risk Factors for the Equity LASERS” below and “Risk Factors Relating to the Equity LASERS” and “Plan of Distribution” in the accompanying pricing supplement related to this offering for more information.

4	LASERS

Preliminary Terms

Issuer:	Citigroup Funding Inc.
Security:	Equity LeAding StockmarkEt Return Securities (“Equity LASERS”) Based Upon the Common Stock of Wal-Mart Stores, Inc.
Underlying Equity:	Common Stock of Wal-Mart Stores, Inc. (NYSE symbol: “WMT”)
Guarantee:	Any payments due on the Equity LASERS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because the Equity LASERS are not principal protected, you may receive a payment at maturity with a value less than the amount you initially invest.
Rating of the Issuer’s Obligations:	Aa3 / AA- (Moody’s / S&P) based upon the Citigroup Inc. guarantee; however, because the Equity LASERS are not principal protected, you may receive a payment at maturity with a value less than the amount you initially invest.
Principal Protection:	None.
Principal Amount Issued:	$
Pricing Date:	July , 2008
Issue Date:	Three Business Days after the Pricing Date
Valuation Date:	Three Business Days before the Maturity Date
Maturity Date:	Approximately fifteen months after the Issue Date
Issue Price:	$10 per Equity LASERS
Coupon:	None.
Payment at Maturity:

•     If the Ending Price of the Underlying Shares is greater than the Starting Price, the amount you receive at maturity, for each Equity LASERS you then hold, will be an amount in cash equal to $10 plus:

$10 x Percentage Change x Upside Participation Rate, but cannot exceed the Maximum Total Return.

•     If the Ending Price of the Underlying Shares is less than or equal to the Starting Price AND if the trading price of the Underlying Shares is greater than approximately 75% (to be determined on the pricing date) of the Starting Price on every Trading Day from the Pricing Date up to and including the Valuation Date (whether intra-day or at the close of trading on any day), the amount you receive at maturity, for each Equity LASERS you then hold, will be $10 in cash.

•     If the Ending Price of the Underlying Shares is less than or equal to the Starting Price AND if the trading price of the Underlying Shares is less than or equal to approximately 75% (to be determined on the Pricing Date) of the Starting Price on any Trading Day from the Pricing Date up to and including the Valuation Date (whether intra-day or at the close of trading on any day), the amount you receive at maturity, for each Equity LASERS you then hold, will be a certain number of shares of Wal-Mart common stock equal to the Equity Ratio (or if you elect, the cash value of those shares).

Cash Election Right:

You may elect to receive from Citigroup Funding, for each Equity LASERS you hold on the Maturity Date, the cash value of the shares of Wal-Mart common stock you would otherwise be entitled to at maturity. If you elect to exercise the Cash Election Right, you must provide timely notice of your election to your broker so that your broker can provide notice of your election to the trustee and the paying agent for the Equity LASERS no sooner than 20 Business Day before the Maturity Date and no later than 5 Business Days before the Maturity Date.

You should refer to the section “Description of the Equity LASERS—Payment at Maturity” in the pricing supplement related to this offering for more information about the Cash Election Right.

Percentage Change:	The Percentage Change will equal the following fraction, expressed as a percentage: Ending Price - Starting Price Starting Price

LASERS	5

Upside Participation Rate:	Approximately 300% (to be determined on the Pricing Date).
Maximum Total Return:	Approximately 16% to 20% (approximately 12.80% to 16.00% per annum on a simple interest basis) (to be determined on the Pricing Date) of the $10 principal amount of each Equity LASERS.
Equity Ratio:	$10 divided by the Starting Price
Starting Price:	The closing price of the Underlying Shares on the Pricing Date
Ending Price:	The closing price of the Underlying Shares on the Valuation Date
Trading Day:	A day, as determined by the Calculation Agent, on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a Market Disruption Event) on the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market, the Chicago Mercantile Exchange and the Chicago Board Options Exchange, and in the over-the-counter market for equity securities in the United States.
Listing:	We will apply to list the Equity LASERS on the American Stock Exchange under the symbol “ILB.”
CUSIP:
Calculation Agent:	Citigroup Global Markets Inc.

Purchase Price and Proceeds to Issuer:		Per Equity LASERS	Total
	Public Offering Price:	$10.000
	Underwriting Discount (including the Sales Commission described below):	$0.225
	Proceeds to Citigroup Funding Inc.:	$9.775

Sales Commission Earned:	$0.200 per Equity LASERS for each Equity LASERS sold by a Smith Barney Financial Advisor.

Benefits of the Equity LASERS

O

Limited Enhanced Participation in any Appreciation of Shares of Wal-Mart Common Stock.    The return on the Equity LASERS, if any, is based upon the performance of the Underlying Shares. If the Ending Price of the Underlying Shares exceeds the Starting Price, your participation in the appreciation of shares of Wal-Mart common stock will be multiplied by the Upside Participation Rate, subject to a maximum total return on the Equity LASERS of approximately 16% to 20% (approximately 12.80% to 16.00% per annum on a simple interest basis) (to be determined on the Pricing Date).

O

Some Protection Against Loss.    At maturity, you will receive your original investment in the Equity LASERS even if the Ending Price of the Underlying Shares has declined from or remained equal to the Starting Price, so long as the trading price of the Underlying Shares was not less than or equal to approximately 75% (to be determined on the Pricing Date) of the Starting Price on any Trading Day from the Pricing Date up to and including the Valuation Date (whether intra-day or at the close of trading on any day). However, if the Ending Price of the Underlying Shares is less than or equal to the Starting Price and the trading price of the Underlying Shares was less than or equal to approximately 75% (to be determined on the Pricing Date) of the Starting Price on any Trading Day from the Pricing Date up to and including the Valuation Date (whether intra-day or at the close of any Trading Day), the amount you receive at maturity will be less than your initial investment in the Equity LASERS, except in very limited circumstances.

6	LASERS

Key Risk Factors for the Equity LASERS

An investment in the Equity LASERS involves significant risks. While some of the risk considerations are summarized below, please review the “Risk Factors Relating to the Equity LASERS” section of the pricing supplement related to this offering and the “Risk Factors” section of the accompanying prospectus supplement for a full description of risks.

O

Potential for Loss.    The Equity LASERS are not principal protected. The amount payable at maturity will depend on (i) the percentage change in the closing price of the Underlying Shares from the Pricing Date to the Valuation Date and, if such change is zero or negative, (ii) the trading price of the Underlying Shares on every Trading Day from the Pricing Date up to and including the Valuation Date (whether intra-day or at the close of trading on any day). If the Ending Price of the Underlying Shares on the Valuation Date is less than or equal to the Starting Price AND the trading price of the Underlying Shares is less than or equal to approximately 75% (to be determined on the pricing date) of the Starting Price on any Trading Day from the Pricing Date up to and including the Valuation Date (whether intra-day or at the close of trading on any day), the value of the shares you receive at maturity will be less than your initial investment of $10 per Equity LASERS and your investment will result in a loss, except in very limited circumstances. This will be true even if the ending price of the Underlying Shares exceeded the starting price at one or more times over the term of the Equity LASERS.

O

Appreciation is Limited.    The Maximum Total Return on the Equity LASERS will be limited to approximately 16% to 20% (approximately 12.80% to 16.00% per annum on a simple interest basis) (to be determined on the Pricing Date). If the Ending Price of the Underlying Shares exceeds the Starting Price by more than approximately 16% to 20% (to be determined on the Pricing Date), the Equity LASERS will provide less opportunity for appreciation than an investment in the Underlying Shares or in a similar security that is directly linked to the appreciation of the Underlying Shares and not subject to a maximum return. (See the examples under “Hypothetical Maturity Payments” below).

O

No Periodic Payments.    You will not receive any periodic payments of interest or any other periodic payments on the Equity LASERS. In addition, you will not be entitled to receive dividend payments or other distributions, if any, made on the Underlying Shares prior to maturity.

O

Potential for a Lower Comparative Yield.    Because you will not receive any periodic payments of interest or any other periodic payments on the Equity LASERS, if the Ending Price of the Underlying Shares does not increase sufficiently from the Starting Price, taking into account the Upside Participation Rate, the effective yield on the Equity LASERS may be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding of comparable maturity.

O

Relationship to Wal-Mart Stores, Inc.    You will have no rights against Wal-Mart Stores, Inc. prior to maturity even though the market value of the Equity LASERS and the amount you will receive at maturity depends on the price of the Underlying Shares. Wal-Mart is not involved in the offering of the Equity LASERS and has no obligation relating to the Equity LASERS. In addition, you will have no voting rights and will not receive any dividend or other distributions, if any, with respect to the Underlying Shares prior to maturity.

LASERS	7

O

Exchange Listing and Secondary Market.    Citigroup Funding will apply to list the Equity LASERS on the American Stock Exchange, but a secondary market may not develop or continue for the term of the Equity LASERS. Although Citigroup Global Markets intends to make a market in the Equity LASERS, it is not obligated to do so.

O

The Resale Value of the Equity LASERS May Be Lower Than Your Initial Investment.    Due to, among other things, changes in the trading price of and dividend yields on the Underlying Shares, interest rates, the earnings performance of Wal-Mart, other economic conditions and Citigroup Funding and Citigroup Inc.’s perceived creditworthiness, the Equity LASERS may trade, if at all, at prices below their initial issue price of $10 per Equity LASERS. You could receive substantially less than the amount of your initial investment if you sell your Equity LASERS.

O

Fees and Conflicts.    Citigroup Global Markets and its affiliates involved in this offering are expected to receive compensation for activities and services provided in connection with the Equity LASERS. Further, Citigroup Funding expects to hedge its obligations under the Equity LASERS through the trading of shares of Wal-Mart common stock or other instruments, such as options, swaps or futures, based upon shares of Wal-Mart common stock, by one or more of its affiliates. Each of Citigroup Funding’s or its affiliates’ hedging activities and Citigroup Global Markets’ role as the Calculation Agent for the Equity LASERS may result in a conflict of interest.

O

The United States Federal Income Tax Consequences of the Equity LASERS are Uncertain.    No statutory, judicial or administrative authority directly addresses the characterization of the Equity LASERS or instruments similar to the Equity LASERS for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Equity LASERS are not certain. No ruling is being requested from the Internal Revenue Service with respect to the Equity LASERS and no assurance can be given that the Internal Revenue Service will agree with the conclusions expressed under “Certain U.S. Federal Income Tax Considerations” in this offering summary or under “What Are the U.S. Federal Income Tax Consequences of Investing in the Equity LASERS?” and “Certain United States Federal Income Tax Considerations” in the pricing supplement related to this offering. Alternative characterization of the Equity LASERS may affect the U.S. tax consequences of investing in the Equity LASERS, including for non-U.S. investors. It is also possible that future U.S. legislation, regulations or other IRS guidance would require you to accrue income on the Equity LASERS on a current basis at ordinary income rates (as opposed to capital gains rates) or to treat the Equity LASERS in another manner that significantly differs from the agreed-to treatment discussed under “Certain U.S. Federal Income Tax Considerations” in this offering summary or under “What Are the U.S. Federal Income Tax Consequences of Investing in the Equity LASERS?” and “Certain United States Federal Income Tax Considerations” in the pricing supplement related to this offering, and that any such guidance could have retroactive effect.

O	Citigroup Inc. Credit Risk. The Equity LASERS are subject to the credit risk of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the Equity LASERS.

8	LASERS

Certain U.S. Federal Income Tax Considerations

U.S. Holders

For U.S. federal income tax purposes, you and Citigroup Funding agree to treat an Equity LASERS for U.S. federal income tax purposes as a capped variable forward contract on the value of the Underlying Shares at maturity under which an amount equal to the purchase price of the Equity LASERS is treated as a non-interest-bearing cash deposit to be applied at maturity in full satisfaction of the holder’s payment obligation under the forward contract.

Under such treatment, at maturity or upon the sale of the Equity LASERS, if you receive cash you generally will recognize gain or loss equal to the difference between the cash received and your tax basis in the Equity LASERS. Such gain or loss generally will be long-term capital gain or loss if you have held the Equity LASERS for more than one year at the time of the disposition. If, at maturity, you receive the Underlying Shares, then you will recognize no gain or loss on the purchase of Underlying Shares by application of the cash deposit.

Due to the absence of authority as to the proper characterization of the Equity LASERS, no assurance can be given that the Internal Revenue Service will accept, or that a court will uphold, the agreed-to characterization and tax treatment described above, and under alternative treatments of the Equity LASERS, the timing and character of income from the Equity LASERS could differ substantially, resulting in less favorable U.S. federal income tax consequences to you. Under one alternative characterization, for example, you may be required to accrue income on a current basis with respect to the Equity LASERS.

It is also possible that future regulations or other IRS guidance would require you to accrue income on the Equity LASERS on a current basis at ordinary income rates (as opposed to capital gains rates) or to treat the Equity LASERS in another manner that significantly differs from the agreed-to treatment discussed above. The IRS and U.S. Treasury Department recently issued a notice (the “Notice”) that requests public comments on a comprehensive list of tax policy issues raised by prepaid forward contracts, which include financial instruments similar to the Equity LASERS. The Notice contemplates that such instruments may become subject to taxation on a current accrual basis under one or more possible approaches, including a mark-to-market methodology; a regime similar to the Contingent Payment Regulations; categorization of prepaid forward contracts as debt; and treatment of prepaid forward contracts as “constructive ownership transactions” discussed above. The Notice also contemplates that all (or significant portions) of an investor’s returns under prepaid forward contracts could be taxed at ordinary income rates (as opposed to capital gains rates). It is currently impossible to predict what guidance, if any, will be issued as a result of the Notice, and whether any such guidance could have retroactive effect.

In addition, legislation recently has been introduced for consideration in the United States Congress that, if enacted into law, would require current accrual of interest income on prepaid derivative contracts with a term of more than one year (which would include financial instruments similar to the Equity LASERS) acquired after the date of the legislation’s enactment. The legislation also would implement special income accrual rules for publicly traded prepaid derivative contracts. The schedule for consideration of this legislation and the outcome of the legislative process currently is uncertain.

LASERS	9

Non-U.S. Holders

In the case of a holder of Equity LASERS that is not a U.S. person (a “Non-U.S. Holder”), any payments made with respect to the Equity LASERS should not be subject to U.S. withholding tax, provided that such holder complies with applicable certification requirements.

You should refer to the pricing supplement related to this offering for additional information relating to U.S. federal income tax and should consult your own tax advisors to determine tax consequences particular to your situation.

Description of Wal-Mart Stores, Inc.

According to publicly available documents, Wal-Mart Stores, Inc. operates retail stores in various formats around the world. Wal-Mart Stores, Inc. is currently subject to the information requirements of the Securities Exchange Act. Accordingly, Wal-Mart Stores, Inc. files reports (including its Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2008) and other information with the SEC. Wal-Mart Stores, Inc.’s registration statements, reports and other information are available to the public from the SEC’s website at http://www.sec.gov, or may be inspected and copied at the offices of the SEC at the locations listed in the section “Prospectus Summary – Where You Can Find More Information” in the accompanying prospectus.

Neither Citigroup Funding nor Citigroup Inc. has participated in the preparation of Wal-Mart Stores, Inc.’s publicly available documents nor made any due diligence investigation or inquiry of Wal-Mart Stores, Inc. in connection with the offering of the Equity LASERS. We make no representation that the publicly available information about Wal-Mart Stores, Inc. is accurate or complete.

The Equity LASERS represent obligations of Citigroup Funding only. Wal-Mart Stores, Inc. is not involved in any way in this offering and has no obligation relating to the Equity LASERS or to holders of the Equity LASERS.

10	LASERS

Historical Data on the Common Stock of Wal-Mart Stores, Inc.

The common stock of Wal-Mart Stores, Inc. is listed on the New York Stock Exchange under the symbol “WMT.” The following table sets forth, for each of the quarterly periods indicated, the high and the low trading prices (including intra-day prices) for Wal-Mart common stock, as reported on the New York Stock Exchange, as well as the cash dividends paid per share of Wal-Mart common stock.

According to Wal-Mart Stores, Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2008, as of June 2, 2008, the number outstanding shares of Wal-Mart Stores, Inc.’s common stock was 3,943,722,061.

Holders of Equity LASERS will not be entitled to any rights with respect to the Underlying Shares (including, without limitation, voting rights or rights to receive dividends or other distributions in respect thereof) prior to receiving shares of Wal-Mart common stock at maturity, if applicable.

	High	Low	Dividend
2003
Quarter
First	$54.7000	$46.2700	$0.0900
Second	$57.0000	$51.5700	$0.0900
Third	$60.2000	$53.0000	$0.0900
Fourth	$59.6400	$50.6000	$0.0900
2004
Quarter
First	$61.3100	$51.5800	$0.1300
Second	$59.2800	$51.9400	$0.1300
Third	$54.9700	$51.1800	$0.1300
Fourth	$57.8900	$51.9200	$0.1300
2005
Quarter
First	$54.6000	$50.0600	$0.1500
Second	$50.3500	$46.2000	$0.1500
Third	$50.6800	$42.3300	$0.1500
Fourth	$50.8500	$43.5000	$0.1500
2006
Quarter
First	$48.8600	$44.5300	$0.1675
Second	$50.0000	$44.9900	$0.1675
Third	$49.9500	$42.3100	$0.1675
Fourth	$52.1500	$45.3100	$0.1675
2007
Quarter
First	$50.4200	$45.0600	$0.2200
Second	$51.4400	$46.3200	$0.2200
Third	$49.2600	$42.0900	$0.2200
Fourth	$50.0500	$42.6400	$0.2200
2008
Quarter
First	$54.1500	$45.2400	$0.2375
Second	$59.9500	$52.8100	$0.2375

On June 30, 2008, the closing price of shares of Wal-Mart common stock was $56.20.

LASERS	11

Historical Graph

The following graph illustrates the historical performance of trading prices of shares of Wal-Mart common stock based on the closing price thereof on each Trading Day from January 2, 2003 through June 30, 2008. Past movements of trading prices of shares of Wal-Mart common stock are not indicative of future Wal-Mart common stock prices.

The information on Wal-Mart Stores, Inc. provided in this offering summary is derived from publicly available information. None of Citigroup Funding, Citigroup Inc. or Citigroup Global Markets assumes any responsibility for the accuracy or completeness of such information. You should also be aware that an investment in the Equity LASERS does not entitle you to any dividends, voting rights or any other ownership or other interest in respect of shares of Wal-Mart common stock prior to maturity.

12	LASERS

Hypothetical Maturity Payments

The examples below show hypothetical maturity payments on the Equity LASERS for a range of hypothetical Ending Prices of shares of Wal-Mart common stock. The examples of hypothetical maturity payments set forth below are intended to illustrate the effect of different Ending Prices of shares of Wal-Mart common stock on the amount you will receive in respect of the Equity LASERS at maturity. All of the hypothetical examples assume an investment is made on the initial issue date and held to the maturity date and are based on the following additional assumptions:

O	Issue Price: $10 per Equity LASERS

O	Starting Price: $60.00

O	Upside Participation Rate: 300%

O	Maximum Total Return: 18% (14.40% per annum on a simple interest basis)

O	Equity Ratio: 0.16667 shares of Wal-Mart common stock per Equity LASERS

O	Valuation Date: Three Business Days before the Maturity Date

O	Maturity Date: Fifteen months after the Issue Date

O

At maturity, whether investors receive shares of Wal-Mart common stock or cash depends on whether the Equity Return Percentage is positive or negative and whether the trading price of shares of Wal-Mart common stock was less than approximately 75% (to be determined on the Pricing Date) of the Starting Price at any time during the term of the Equity LASERS.

O	When applicable, the holder of the Equity LASERS will not elect to receive the cash value of the shares of Wal-Mart common stock equal to the Equity Ratio.

O	The closing price of shares of Wal-Mart common stock on the Valuation Date is the same as the closing price on the Maturity Date.

LASERS	13

The following examples are for purposes of illustration only and would provide different results if different assumptions were applied. The value of the actual amount you receive at maturity will depend on the actual Starting Price, Ending Price, Upside Participation Rate, Maximum Total Return, Percentage Change and trading price of shares of Wal-Mart common stock from the Pricing Date up to and including the Valuation Date (whether intra-day or at the close of any Trading Day).

		A Trading Price Less Than or Equal To 75% of the Starting Price During the Term of the Equity LASERS (including intra-day)		All Trading Prices Greater Than 75% of the Starting Price During the Term of the Equity LASERS (including intra-day)
Hypothetical Ending Price	Hypothetical Percentage Change(1)	Hypothetical Total Return on the Equity LASERS(2)	Hypothetical Value of Maturity Payment per Equity LASERS(3)	Hypothetical Total Return on the Equity LASERS(4)	Hypothetical Cash Maturity Payment per Equity LASERS(5)
$37.50	-37.50%	-37.50%	$6.25*	N/A	N/A
$39.38	-34.37%	-34.37%	$6.56*	N/A	N/A
$41.25	-31.25%	-31.25%	$6.88*	N/A	N/A
$43.13	-28.12%	-28.12%	$7.19*	N/A	N/A
$45.00	-25.00%	-25.00%	$7.50*	N/A	N/A
$46.88	-21.87%	-21.87%	$7.81*	0.00%	$10.00
$48.75	-18.75%	-18.75%	$8.13*	0.00%	$10.00
$50.63	-15.62%	-15.62%	$8.44*	0.00%	$10.00
$52.50	-12.50%	-12.50%	$8.75*	0.00%	$10.00
$54.38	-9.37%	-9.37%	$9.06*	0.00%	$10.00
$56.25	-6.25%	-6.25%	$9.38*	0.00%	$10.00
$58.13	-3.12%	-3.12%	$9.69*	0.00%	$10.00
$60.00	0.00%	0.00%	$10.00 *	0.00%	$10.00
$61.88	3.13%	9.38%	$10.94**	9.38%	$10.94
$63.75	6.25%	18.00%	$11.80**	18.00%	$11.80
$65.63	9.38%	18.00%	$11.80**	18.00%	$11.80
$67.50	12.50%	18.00%	$11.80**	18.00%	$11.80
$69.38	15.63%	18.00%	$11.80**	18.00%	$11.80
$71.25	18.75%	18.00%	$11.80**	18.00%	$11.80
$73.13	21.88%	18.00%	$11.80**	18.00%	$11.80
$75.00	25.00%	18.00%	$11.80**	18.00%	$11.80
$76.88	28.13%	18.00%	$11.80**	18.00%	$11.80
$78.75	31.25%	18.00%	$11.80**	18.00%	$11.80
$80.63	34.38%	18.00%	$11.80**	18.00%	$11.80
$82.50	37.50%	18.00%	$11.80**	18.00%	$11.80

*	Maturity payment is 0.16667 shares of Wal-Mart common stock per Equity LASERS.
**	Maturity payment is stated amount in cash.
(1)	[Hypothetical Ending Price – Hypothetical Starting Price] / Hypothetical Starting Price, expressed as a percentage.
(2)	If the Hypothetical Percentage Change is positive, the Hypothetical Percentage Change x 300%, up to a maximum of 18%. If the Hypothetical Percentage Change is zero or negative, the Hypothetical Percentage Change.
(3)	If the Hypothetical Percentage Change is positive, $10 + [$10 x Hypothetical Percentage Change x 300%], up to a maximum of $11.80. If the Hypothetical Percentage Change is zero or negative, 0.16667 x the Hypothetical Ending Price.
(4)	If the Hypothetical Percentage Change is positive, the Hypothetical Percentage Change x 300%, up to a maximum of 18%. If the Hypothetical Percentage Change is zero or negative, 0%
(5)	If the Hypothetical Percentage Change is positive, $10 + [$10 x Hypothetical Percentage Change x 300%], up to a maximum of $11.80. If the Hypothetical Percentage Change is zero or negative, $10.

14	LASERS

ERISA and IRA Purchase Considerations

Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase the Equity LASERS as long as either (A)(1) no Citigroup Global Markets affiliate or employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to purchase the Equity LASERS or renders investment advice with respect to those assets and (2) such plan or retirement account is paying no more than adequate consideration for the Equity LASERS or (B) its acquisition and holding of the Equity LASERS is not prohibited by any such provisions or laws or is exempt from any such prohibition.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Equity LASERS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of Equity LASERS by the account, plan or annuity.

You should refer to the section “ERISA Matters” in the pricing supplement related to this offering for more information.

LASERS	15

Additional Considerations

If the closing price of the Underlying Shares is not available on the Valuation Date, the Calculation Agent may determine the Ending Price in accordance with the procedures set forth in the pricing supplement related to this offering.

In the event you are entitled to receive shares of Wal-Mart common stock at maturity of the Equity LASERS, the amount you receive will be subject to adjustment for a number of events that modify Wal-Mart’s capital or corporate structure. You should refer to the section “Description of the Equity LASERS—Dilution Adjustments” in the pricing supplement related to this offering for more information. However, the amount you will receive at maturity, if applicable, will not be adjusted for all events that may adversely affect the price of the Underlying Shares, and these other events may have the effect of reducing the amount you will receive at maturity if you receive shares of Wal-Mart common stock (or if you elect, the cash value of those shares).

Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering will conform with the requirements set forth in Rule 2720 of the NASD Conduct Rules adopted by the Financial Industry Regulatory Authority.

Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion are NOT permitted to purchase the Equity LASERS, either directly or indirectly.

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